Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of BUCA, Inc. on Form S-8 of our report dated March 8, 2004, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for contributions received from vendors in support of certain operating expenses, appearing in the Annual Report on Form 10-K of BUCA, Inc. for the fiscal year ended December 28, 2003.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Minneapolis, MN

March 19, 2004